Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of OYO Geospace Corporation of our report dated December 10, 2010, with respect to the consolidated financial statements of OYO Geospace Corporation and its subsidiaries as of September 30, 2010 and 2009, and for each of the three fiscal years in the period ended September 30, 2010, and to our report dated December 10, 2010 with respect to the effectiveness of OYO Geospace Corporation and subsidiaries’ internal control over financial reporting as of September 30, 2010, which appear in the Annual Report on Form 10-K of OYO Geospace Corporation for the year ended September 30, 2010.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ UHY LLP
Houston, Texas November 14, 2011